Exhibit 99.1

Liberty Global Reports Q2 and H1 2017 Results
All Full-Year OCF and Adj. FCF Targets Confirmed for LBTY & LiLAC
European Operating Income Down 5% in Q2, LiLAC to $159 Million
Q2 Rebased OCF Growth of 6% in Europe and 10.5% at LiLAC
Q2 LBTY Share Repurchases of $1.2 Billion and $2.2 Billion YTD
LiLAC Group Spin-Off Remains On Track for Year-End 2017

Denver, Colorado August 7, 2017: Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK), today announces financial and operating results for the three months ("Q2") and six months ("YTD" or "H1") ended June 30, 2017 for the Liberty Global Group1 and the LiLAC Group1.

CEO Mike Fries stated, "During the first six months of the year, we added 406,000 RGUs2 across our European markets, including a 16%3 year-over-year improvement in Western Europe, underpinned by our strongest H1 video performance since 2006 and continued network expansion. Our next-generation4 video platforms, which include elegant user-interfaces, in-and-out of the home viewing capabilities and robust content line-ups, continue resonating with consumers, as we've added 1 million subscribers across Europe during the last twelve months. In the U.K., we have been proactively rolling out our new 4k-enabled, Virgin TV V6 set-top box, where we are seeing strong demand from both new and existing customers. In our other markets, we continue expanding the reach of Horizon TV and over 40% of our video base in Europe now subscribes to one of our next-generation TV platforms. On the connectivity front, nearly one-third of our 15 million broadband subscribers enjoy our high-speed Connect Box, which provides an impeccable WiFi user experience throughout the home, and our subscribers can now seamlessly access 10 million WiFi spots across Europe."

"From a financial perspective, our Q2 rebased5 OCF6 result in Europe showed both sequential and year-over-year improvement, as we delivered 6% rebased OCF growth. This result was fueled by strong performances in Germany, Belgium and CEE, which delivered Q2 rebased OCF growth of 6%, 5% and 7%, respectively, and was further supported by our company-wide indirect cost efficiencies. On top-line growth, we reported a 2% rebased improvement as our B2B7 business delivered 14% rebased revenue growth in the quarter, partly offset by continued challenges in our mobile business which contracted 6%. As expected, cable ARPU8 and revenue growth at Virgin Media remained soft, as the discounting and mix effects that impacted growth in Q1 continued in the second quarter. At the same time, we are seeing some early signs of progress and expect the ARPU headwind in the U.K. to lessen in Q4 of this year. We continue to anticipate approximately 5% rebased OCF growth for Liberty Global Group in 2017."

"With respect to Project Lightning, we've made significant strides in solidifying the foundation of the program through the appointment of a dedicated new leadership team9, as well as an overhaul of key processes and procedures. During Q2, we built 127,000 new premises at Virgin Media, including a record monthly build performance in June, and our cumulative total now stands at nearly 800,000 premises since the project's inception. Meanwhile, on the European continent, the number of new build and upgraded homes in markets like Germany and CEE continue to broadly track our expectations. In these regions, we have added a cumulative total of 1.4 million newly marketable premises over the last 2 years."

"At LiLAC, we delivered 10.5% rebased OCF growth in Q2 due to double-digit improvements at both VTR and CWC10. In the case of CWC, we've taken actions that should help drive organic revenue growth and cost efficiencies in the future. With regard to our planned spin-off of the LiLAC Group, we are pleased to report that we submitted a draft registration statement with the SEC on a confidential basis in July, and we still expect to complete the transaction around the end of the year. We believe the spin-off will benefit LiLAC shareholders by creating a stand-alone, asset-backed equity, while enhancing its potential attractiveness as an acquisition currency for consolidation opportunities in the highly-fragmented Latin American and Caribbean telecommunications markets. In terms of guidance, we continue to anticipate approximately $1.5 billion11 of OCF for full-year 2017 at LiLAC."

"We remained active in the credit markets during the first half of the year, refinancing over $11 billion of long-term debt in Europe and Latin America combined. At the end of June, our fully-swapped borrowing cost12 for Liberty Global plc was 4.8%, our average tenor13 exceeded seven years and we had substantial liquidity14 of over $6 billion. With respect to our share buyback programs, we took advantage of recent trading levels and repurchased a record $2.2 billion of LBTY equity, as well as $41 million of LiLAC Group stock during the first half of 2017. Going forward, we will continue to manage our business through the lens of our long-standing levered-equity strategy, and will continue to be opportunistic when our stock prices look especially attractive."

European Highlights Q2 2017
•162,000 RGU adds as softer broadband & voice growth was partially offset by better video trends
•99,000 organic Q2 postpaid mobile additions15, driven by a strong performance at Telenet
◦35% of our Virgin Media postpaid mobile base has migrated to 4G
•Closed the acquisition of SFR in Belgium in mid-June, adding 91,000 customers
•German analog switch-off successfully finalized in early July with limited video churn
•Rebased revenue increased 2%, impacted by lower growth at Virgin Media and Switzerland
◦Residential fixed16 of $2.7 billion, up 1% year-over-year
◦B2B up 14% year-over-year to $0.5 billion
◦Residential mobile (incl. handset & interconnect) declined 6% YoY to $0.4 billion
•Operating income decreased 5% year-over-year
•Rebased OCF growth of 6% with improved sequential growth from nearly all segments
◦Includes a $32 million nonrecurring benefit associated with a telecom operator's agreement to compensate Virgin Media for prior-period contractual breaches
•Connected/built new premises totaling around 500,000 YTD and 295,000 in Q2, of which 127,000 were at Virgin Media in Q2

Liberty Global Group (Europe)	Q2 2017	YOY Growth/(Decline)*	YTD 2017	YOY Growth/(Decline)*

Subscribers
Organic RGU Net Additions	161,900	(37.5%)	406,200	(6.3%)

Financial (in USD millions, unless noted)
Revenue	$3,664	1.6%	$7,183	1.9%
OCF	$1,733	6.0%	$3,338	5.0%
Operating income	$483	(5.0%)	$914	(11.7%)

Adjusted FCF(17)	$325	N.M.	$(8)	N.M.
Cash provided by operating activities	$1,509		$2,412
Cash provided (used) by investing activities	$(926)		$965
Cash used by financing activities	$(1,662)		$(3,445)

* For the RGU growth rate, the Netherlands is excluded from the 2016 figures; Revenue and OCF YoY growth rates are on a rebased basis.
N.M. - Not Meaningful
LiLAC Highlights Q2 2017
•Added 8,000 organic customers18, bringing the H1 total to 41,000
•Subscriber additions of 16,000 in Q2 2017 & 58,000 in H1 2017
◦VTR's 34,000 net adds partially offset by losses totaling 18,000 at CWC & LCPR
•Rebased revenue growth of 2%, including 8% in Chile and 1% at CWC and LCPR
•Operating income of $159 million versus a $21 million operating loss in Q2 2016
•Rebased OCF growth of 10.5%
◦CWC & VTR each delivered 11% rebased growth
◦LCPR delivered 7% rebased OCF growth despite macroeconomic headwinds
•Lowering P&E additions as a % of revenue forecast to 19%-21% for 2017

Liberty Latin America & Caribbean	Q2 2017	YOY Growth/(Decline)*	YTD 2017	YOY Growth/(Decline)*

Subscribers
Organic RGU Net Additions	15,700	(65.6%)	57,600	(14.0%)

Financial (in USD millions, unless noted)
Revenue	$921	2.4%	$1,832	0.8%
OCF	$368	10.5%	$722	(0.4%)
Operating income	$159	N.M.	$297	N.M.

Adjusted FCF	$114	N.M.	$56	N.M.
Cash provided by operating activities	$224		$299
Cash used by investing activities	$(123)		$(253)
Cash provided (used) by financing activities	$(27)		$2

* Revenue and OCF YoY growth rates are on a rebased basis.
N.M. - Not Meaningful

Subscriber Growth - Liberty Global Group (Europe)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016

Organic RGU net additions (losses) by product		(excluding NL)(3)		(excluding NL)(3)
Video	(16,100)	(39,500)	(31,200)	(137,200)
Data	100,100	150,800	254,500	296,000
Voice	77,900	147,700	182,900	274,700
Total Liberty Global Group	161,900	259,000	406,200	433,500

Organic RGU net additions (losses) by market
U.K./Ireland	78,100	50,100	236,100	143,000
Germany	53,800	109,300	106,200	132,900
Belgium	(15,300)	17,600	(27,300)	23,900
Switzerland/Austria	10,600	(9,700)	8,200	(21,700)
Central and Eastern Europe	34,700	91,700	83,000	155,400
Total Liberty Global Group	161,900	259,000	406,200	433,500

Organic Mobile SIM additions (losses) by product
Postpaid	98,700	94,700	189,900	183,300
Prepaid	(92,900)	(52,500)	(165,900)	(119,000)
Total Liberty Global Group	5,800	42,200	24,000	64,300

Organic Mobile SIM additions (losses) by market
U.K./Ireland	(7,500)	25,300	(4,100)	9,200
Belgium	(6,300)	(8,700)	400	9,100
Other	19,600	25,600	27,700	46,000
Total Liberty Global Group	5,800	42,200	24,000	64,300

•
Cable Product Performance: we added 406,000 RGUs in H1, down 6% year-over-year. During Q2 we gained 162,000 RGUs, a decline of 37% over the prior-year period due to lower additions in CEE, Germany and Belgium. From a Q2 product perspective, our video RGU performance improved, while our broadband and telephony growth slowed year-over-year

◦
The better video result was primarily driven by Virgin Media, which improved its Q2 performance by 50,000 RGUs supported by the relaunch of Virgin TV and the successful rollout of our Virgin TV V6 set-top box. The overall video performance was particularly strong given our focus on the completion of the analog switch-off in Germany, which caused only minimal disruption to our German operations

•
Next-Generation TV platforms (including Horizon TV, Horizon-Lite, TiVo, Virgin TV V6 and Yelo TV): we added 302,000 subscribers in Q2, as our next-generation subscriber base reached 7.2 million, representing 41% of our total cable video base (excluding DTH). Notable Q2 performances included the U.K. (78,000 additions), Belgium (69,000 additions) and Poland (53,000 additions)

◦
Our new 4K enabled Virgin TV V6 set-top box is resonating with consumers in the U.K. and by June 30, 2017 nearly 10% of video subscribers in the U.K. had a new box. Subscribers to the Virgin TV V6 box have significantly higher NPS scores than those on legacy boxes

•
WiFi Connect Box: we increased the number of WiFi Connect boxes by more than 800,000 during Q2, ending the quarter with 4.5 million boxes installed across Europe. This represents a 31% penetration of our broadband base of 14.7 million

•
U.K./Ireland: posted RGU growth of 78,000 additions in Q2, up 56% YoY in a seasonally slower quarter, and improved in both Lightning new build areas and our existing footprint. Similar to Q1, our U.K. video performance materially improved on a year-over-year basis with 35,000 RGU additions, a 42,000 subscriber improvement. Our Q2 U.K. internet RGU growth of 31,000 slowed due to higher year-over-year churn levels but still took an estimated 46% share of national broadband net adds and an even higher share of broadband net adds on our cable footprint in the U.K. during Q2. Our Irish RGU performance returned to positive territory with improvements across all products due to our latest spring campaign

•
Germany: reported 54,000 RGU additions in Q2, around half of our Q2 2016 result. The main operational focus in Q2 was the switch-off of the analog TV signal across our video base of 6 million subscribers. The migration to a digital-only video experience was successful, including better year-over-year video performance. We experienced weaker internet and fixed voice RGU growth, partially as a result of (1) a more competitive environment and (2) certain delays in installations for new customers as truck rolls were prioritized for existing customers to assist with the analog switch-off in June. In addition, we have reduced discounts since February 2017, while in the prior-year period we ran our "Highspeed Weeks" promotion

•
Belgium: Q2 attrition of 15,000 RGUs was broadly in-line with Q1 results, but down year-over-year primarily due to intensified competition. While video losses improved sequentially, internet and telephony performance softened. Our all-in-one converged package "WIGO" reached 224,000 subscribers at June 30, 2017, including a robust Q2 inflow of 36,000 net new "WIGO" subscribers. In addition, Telenet closed its acquisition of SFR Belux in June, resulting in 190,000 nonorganic fixed subscriber additions in Q2 2017

•
Switzerland/Austria: 11,000 RGU additions in Q2, supported by a sequential and year-over-year improvement across all fixed-line products. This result was driven by our refreshed Swiss Connect & Play portfolio, which launched in mid-May. With respect to this new portfolio, we lowered price points of our high-tier bundles, while lifting price points on the low-end to drive a better tier-mix. We expect to launch our MySports channels in early September featuring exclusive content, such as Swiss, Russian and Swedish ice hockey, and German and Portuguese soccer

•
CEE: delivered 35,000 RGU additions in Q2, a decline versus the 92,000 gained in Q2 2016. This weaker performance was primarily due to softer RGU performances in Poland, Slovakia and our DTH business. Hungary's strong RGU additions partially offset these weaker results

•	Mobile[15]: added 6,000 mobile subscribers in total in Q2, as our 99,000 postpaid subscriber additions, were largely offset by attrition in the prepaid subscriber base

◦
Virgin Media's Q2 subscriber base in the U.K. declined by 20,000 as low-ARPU prepaid subscriber losses of 30,000 more than offset the 10,000 postpaid additions. Of note, 4G subscriptions in the U.K. increased by 347,000 in Q2 and now represent 34% of the U.K.'s total postpaid mobile base. Ireland delivered a record 13,000 additions during Q2, supported by our attractive SIM-only postpaid mobile promotion

◦
Telenet in Belgium gained 60,000 postpaid additions in Q2, supported by the continued success of "WIGO" and a refreshed BASE[19] postpaid offering with doubled data allowance. This sequential and year-over-year improvement was offset by a decline in our prepaid base of 63,000 during Q2, mainly due to the deactivation of 53,000 prepaid SIM cards following a legislative change to register all legacy prepaid SIMs by June 15, 2017

◦	Switzerland/Austria posted 15,000 postpaid SIM additions on the back of the continued "10 for 10" promotion in Austria and a refreshed mobile portfolio in Switzerland, now including free EU roaming

Revenue Highlights - Liberty Global Group (Europe)
The following table presents (i) revenue of each of our consolidated reportable segments for the comparative periods, and (ii) the percentage change from period to period on a reported and a rebased basis:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
Revenue	2017	2016	%	Rebased %	2017	2016	%	Rebased %
	in millions, except % amounts

European Division:
U.K./Ireland	$1,566.1	$1,717.7	(8.8)	0.9	$3,070.5	$3,404.2	(9.8)	1.3
Belgium	686.0	707.3	(3.0)	0.7	1,347.4	1,317.5	2.3	0.9
Germany	655.8	643.5	1.9	4.6	1,284.9	1,260.6	1.9	5.1
Switzerland/Austria	435.1	447.0	(2.7)	(1.5)	858.8	880.4	(2.5)	(1.4)
The Netherlands	—	678.8	N.M.	N.M.	—	1,348.6	N.M.	N.M.
Total Western Europe	3,343.0	4,194.3	(20.3)	1.2	6,561.6	8,211.3	(20.1)	1.6
Central and Eastern Europe	288.6	274.0	5.3	6.4	559.9	540.1	3.7	5.8
Central and other	31.6	(0.9)	N.M.	N.M.	60.3	(3.3)	N.M.	N.M.
Total European Division	3,663.2	4,467.4	(18.0)	1.6	7,181.8	8,748.1	(17.9)	1.9
Corporate and other	0.5	15.2	(96.7)	N.M.	0.9	29.8	(97.0)	N.M.
Intersegment eliminations	—	(11.4)	N.M.	N.M.	—	(22.6)	N.M.	N.M.
Total Liberty Global Group	$3,663.7	$4,471.2	(18.1)	1.6	$7,182.7	$8,755.3	(18.0)	1.9

N.M. - Not Meaningful

•	Reported revenue for the three and six months ended June 30, 2017, declined 18% year-over-year in each period

◦
These results were primarily driven by the net impact of (i) the deconsolidation of our operations in the Netherlands in connection with the completion of our joint venture with Vodafone Group plc (the "VodafoneZiggo JV"), (ii) negative foreign exchange ("FX") movements, mainly related to the strengthening of the U.S. dollar against the British pound, and (iii) our organic revenue growth

•	Rebased revenue grew 2% during each of the Q2 and H1 2017 periods and included the net negative impact of certain items, the most significant of which included:

◦
A reduction in cable subscription revenue of $3 million and $12 million, respectively, resulting from a change in U.K. regulations governing payment handling fees that Virgin Media charges its customers

◦	The favorable $6 million impact in the YTD period of the expected recovery of VAT paid in prior periods with respect to copyright fees in Belgium, which benefited revenue in Q1 2017

•
In Q2 and H1 2017, we recognized $32 million and $63 million of revenue from the VodafoneZiggo JV pursuant to the framework services agreement. Our rebased growth calculations include an estimate of the revenue from the framework agreement for the Q2 and H1 2016 periods, as if the framework agreement had been in place at the beginning of 2016

•
Effective April 1, 2017, we changed the categories that we present in our product revenue table in order to align with our internal reporting. These changes were retroactively reflected in the prior-year periods. The new table presents Residential Cable, Residential Mobile and B2B (Fixed and Mobile) sections, with each section including subscription and non-subscription elements. Our definitions of subscription revenue and ARPU have not changed. For additional details and definitions of our product revenue, see note 15 to the condensed consolidated financial statements included in our quarterly report on Form 10-Q filed on August 7, 2017 (the "Form 10-Q")

•	Our B2B7 business (including SOHO and non-subscription revenue) reported rebased revenue growth of 14% and 12% in Q2 2017 and H1 2017, respectively

•	Our residential mobile (including interconnect and handset sales) business posted 6% and 7% rebased revenue contractions during Q2 2017 and H1 2017, respectively

◦	Contraction of mobile revenue was due to rebased revenue declines in Belgium and the U.K., which together represent over 90% of our mobile business

▪
The U.K. declines were mainly related to reductions in revenue from Virgin Media's subsidized handset base of $31 million and $67 million, respectively, which more than offset increases related to growth in Virgin Media's split-contract program of $14 million and $29 million, respectively

▪	Additionally, declines in mobile interconnect revenue negatively impacted mobile revenue in both the U.K. and Belgium
Q2 2017 Rebased Revenue Growth - Segment Highlights

•	U.K./Ireland: the rebased revenue growth of 1% in Q2 2017 was driven by:

◦
Rebased residential cable revenue (~70% of total revenue) growth of 2%, driven by the net effect of (i) growth in subscription revenue resulting from RGU additions and (ii) a relatively flat year-over-year Q2 ARPU performance on an FX-neutral basis

◦	Rebased residential mobile revenue (including interconnect and mobile handset revenue) decline of 8%, primarily due to the net reduction in revenue in the U.K., as mentioned above

◦	Rebased business revenue growth of 4%, mainly driven by SOHO and SME

•
Belgium: rebased revenue growth rate of 1% in Q2 was mainly driven by the net effect of (i) strong growth in B2B, (ii) mobile headwinds, partly related to lower mobile subscribers and handset sales and (iii) lower cable revenue, primarily due to RGU attrition

•
Germany: Q2 rebased revenue growth of 5% was mainly driven by (i) higher cable subscription revenue (~90% of total revenue), as a result of a larger subscriber base and an increase in ARPU per RGU, (ii) higher low-margin mobile handset revenue and (iii) B2B growth in the SOHO segment. Looking ahead, we expect H2 2017 to be adversely impacted by the analog switch-off, as the related loss of analog carriage fees is expected to result in a reduction of revenue and OCF of approximately €7.5 ($8.6) million per quarter

•
Switzerland/Austria: rebased revenue declined by 1.5% in Q2, mainly driven by the net effect of (i) lower ARPU per RGU, primarily related to a weaker tier-mix and competitive pressures and (ii) a higher contribution from B2B. At the same time, mobile revenue growth was limited as the contribution from the mobile subscriber growth was offset by lower handset sales

•
CEE: rebased revenue growth of 6% in Q2 driven mainly by (i) strong growth in our B2B business and (ii) higher cable revenue supported by solid RGU additions totaling 302,000 over the LTM period, partly offset by a 1% decline in the ARPU per RGU on an FX-neutral basis

Operating Income - Liberty Global Group (Europe)

•
Operating income of $483 million and $509 million in Q2 2017 and Q2 2016, respectively, representing a decrease of 5%. For the six months ended June 30, 2017, the operating income of $914 million reflects a decline of 12% as compared to $1.0 billion in H1 2016

•
The decreases in operating income during both periods primarily resulted from lower OCF, as further described below, and declines in depreciation and amortization. The declines in OCF and depreciation and amortization are primarily attributable to the fact that our Netherlands segment is not included in our 2017 consolidated results

Operating Cash Flow Highlights - Liberty Global Group (Europe)
The following table presents (i) OCF of each of our consolidated reportable segments for the comparative periods, and (ii) the percentage change from period to period on a reported and a rebased basis:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
OCF	2017	2016	%	Rebased %	2017	2016	%	Rebased %
	in millions, except % amounts

European Division:
U.K./Ireland	$709.8	$765.5	(7.3)	3.9	$1,358.3	$1,510.1	(10.1)	2.4
Belgium	317.8	311.3	2.1	5.4	615.7	581.1	6.0	6.8
Germany	412.8	400.3	3.1	5.8	795.6	779.7	2.0	5.2
Switzerland/Austria	266.9	263.6	1.3	2.3	522.0	521.7	0.1	1.0
The Netherlands	—	364.1	N.M.	N.M.	—	732.0	N.M.	N.M.
Total Western Europe	1,707.3	2,104.8	(18.9)	4.4	3,291.6	4,124.6	(20.2)	3.7
Central and Eastern Europe	122.9	114.6	7.2	7.2	233.9	225.5	3.7	5.5
Central and other	(51.2)	(82.1)	37.6	4.8	(93.2)	(166.4)	44.0	14.3
Total European Division	1,779.0	2,137.3	(16.8)	4.9	3,432.3	4,183.7	(18.0)	4.4
Corporate and other	(45.7)	(62.7)	27.1	25.0	(94.3)	(115.5)	18.4	14.6
Total Liberty Global Group	$1,733.3	$2,074.6	(16.5)	6.0	$3,338.0	$4,068.2	(17.9)	5.0

OCF Margin	47.3%	46.4%			46.5%	46.5%
N.M. - Not Meaningful

•	Reported OCF for the three and six months ended June 30, 2017, declined 16.5% and 18% year-over-year, respectively

◦
These results were primarily driven by the net impact of (i) the deconsolidation of our operations in the Netherlands, (ii) the aforementioned adverse impact of FX movements and (iii) our organic OCF growth

•	Rebased OCF growth of 6% and 5% in Q2 and H1 2017, respectively, included the net positive impact of certain items, the most significant of which included:

◦	The net unfavorable revenue items discussed in the "Revenue Highlights" section above

◦	A favorable $32 million benefit recognized in Q2 associated with a telecom operator's agreement to compensate Virgin Media for prior-period contractual breaches related to network charges

◦	A $13 million network tax increase following an April 1, 2017 increase in the rateable value of our existing U.K. and Irish networks

◦	The negative impact of an $8 million favorable MVNO settlement in Belgium in Q2 2016

•
As compared to the prior-year periods, our Q2 and H1 2017 OCF margins[20] were up 90 basis points to 47.3% and flat at 46.5% year-over-year, respectively. Of note, the OCF margins during the 2017 periods were negatively impacted by the deconsolidation of the Netherlands

Q2 2017 Rebased Operating Cash Flow Growth - Segment Highlights

•
U.K./Ireland: OCF increased 4% in Q2 on a rebased basis, including the favorable impact of the $32 million benefit mentioned above. Excluding this benefit, OCF declined marginally on a rebased basis as revenue growth was offset by the aforementioned network tax increase, as well as higher marketing and programming costs

•
Belgium: rebased OCF growth of 5% in Q2 was largely driven by less mobile handset subsidies, lower sales and marketing, lower integration costs and indirect cost containment following the BASE acquisition

•
Germany: increased OCF by 6% in Q2 on a rebased basis, primarily due to the net effect of (i) an increase in revenue, (ii) higher direct costs, primarily due to higher mobile handset sales, partially offset by lower fixed-line telephony call volumes and interconnect rates and (iii) cost containment of indirect costs

•	Switzerland/Austria: rebased OCF growth of 2% in Q2 as the rebased revenue contraction of 1.5% was more than offset by lower direct and indirect costs across the various functions

•	CEE: rebased OCF growth of 7% in Q2 was largely driven by the aforementioned revenue growth

•
Central and other: the Q2 year-over-year improvement on a rebased basis was driven by general cost containment, including lower consultancy and contingent labor costs, and savings arising from the establishment of our group-wide Technology & Innovation organization. Of note, in the prior-year period, we incurred higher nonrecurring costs associated with the implementation of our Liberty Go initiative

Net Loss - Liberty Global Group (Europe)

•
Net loss was $637 million for the three months ended June 30, 2017, as compared to net earnings of $204 million for the prior-year period. On a YTD basis, the net loss was $930 million and $126 million, in H1 2017 and H1 2016, respectively

Property and Equipment Additions - Liberty Global Group (Europe)
The details of our property and equipment additions21 are as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
	in millions, except % amounts
Customer premises equipment	$304.2	$229.9	$600.2	$466.1
New Build & Upgrade	305.5	203.6	495.3	354.6
Capacity	163.0	159.8	279.6	266.1
Baseline	200.9	219.2	357.2	393.7
Product & Enablers	230.2	142.9	355.9	260.3
Property and equipment additions (excluding the Netherlands(3))	1,203.8	955.4	2,088.2	1,740.8
The Netherlands	—	143.1	—	283.2
Total property and equipment additions	$1,203.8	$1,098.5	2,088.2	2,024.0

Property and equipment additions as % of revenue (excluding NL(3))	32.9%	25.2%	29.1%	23.5%

•
Increases in property and equipment additions in absolute terms and as a percentage of revenue in both the Q2 and YTD periods were primarily driven by (i) increased new build activities across our footprint, particularly in the U.K., (ii) higher CPE spend year-over-year and (iii) higher product & enablers spend, due in part to a new DTH transponder lease agreement in CEE, partly offset by (iv) lower baseline spend

Consolidated Statements of Cash Flows - Liberty Global Group (Europe)

	Six months ended
	June 30,
	2017	2016	Variance
	in millions
Net cash provided (used) by:
Operating Activities	$2,411.5	$2,564.0	$(152.5)
Investing Activities	$964.7	$(2,402.9)	$3,367.6
Financing Activities	$(3,444.8)	$(112.4)	$(3,332.4)

•
Operating Activities: the decrease in cash provided was primarily attributable to the net effect of (i) a decrease in cash provided by OCF and related working capital items due to the completion of the VodafoneZiggo JV transaction, (ii) an increase in cash provided due to (a) lower payments of interest, (b) higher cash receipts related to derivative instruments and (c) higher cash dividends primarily received from the VodafoneZiggo JV and (iii) a decrease due to unfavorable movements in FX

•
Investing Activities: the change in net cash provided (used) by investing activities was primarily attributable to an increase in cash related to (i) higher distributions received from affiliates, (ii) lower payments for acquisitions and (iii) the equalization payment received in Q1 2017 in connection with the completion of the VodafoneZiggo JV transaction

•
Financing Activities: the increase in net cash used by financing activities was primarily attributable to increases associated with (i) the repurchase of shares, (ii) higher net repayments of debt and (iii) an increase in cash collateral associated with a June 2017 debt transaction

Adjusted Free Cash Flow - Liberty Global Group (Europe)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
	in millions		in millions
Adjusted Free Cash Flow	$325.1	$516.4	$(7.5)	$411.5

•	The adjusted free cash flow[17] decrease of $191 million in Q2 and $419 million in H1 2017, as compared to the prior-year periods, was attributable to the net effect of:

◦	Lower cash provided from OCF and related working capital items

◦	Lower interest payments (including related derivative instruments)

◦	Favorable movements in FX

◦	Higher dividends received

◦	Lower capital expenditures

◦	Lower cash taxes in the Q2 period and higher cash taxes in the H1 period

•	The impact of the VodafoneZiggo JV transaction accounted for a significant portion of these items

•
On a net basis, our vendor financing programs resulted in approximately $59 million and $84 million higher adjusted free cash flow in Q2 and H1 2017, respectively, as compared to the prior-year periods

Leverage and Liquidity - Liberty Global Group (Europe - at June 30, 2017)

•	Total capital leases and principal amount of third-party debt: $40.7 billion

•	Leverage ratios: our adjusted gross and net leverage ratios[22] at June 30, 2017 were 5.2x and 5.1x, respectively

•	Average debt tenor[13] : 7.5 years, with ~90% not due until 2021 or beyond

•	Borrowing costs[12] : blended fully-swapped borrowing cost of our third-party debt was 4.5%

•	Liquidity: $4.7 billion, including (i) $1.1 billion of cash at June 30, 2017 and (ii) aggregate unused borrowing capacity[23] under our credit facilities of $3.6 billion

VodafoneZiggo Joint Venture (not consolidated) - Liberty Global Group
Our noncontrolling 50% interest in the VodafoneZiggo JV is attributed to Liberty Global Group. VodafoneZiggo is a leading Dutch company that provides fixed, mobile and integrated communication and entertainment services to consumers and businesses. The unaudited financial and operating information set forth below is preliminary and subject to change. All financial and operating information presented in this section is presented in accordance with VodafoneZiggo's policies.
VodafoneZiggo highlights for Q2 2017(a):

•
Lower fixed RGU attrition with a loss of 10,000 RGUs in Q2 as compared to a loss of 28,000 in Q2 2016; mobile contract net additions improved to 19,000, compared to a pro forma loss of 2,000 in Q2 2016

•	Total revenue declined by 3% on a pro forma basis in Q2 to €997 million, reflecting continuing mobile competition, notably in the B2B segment; fixed-line performance was stable

•	Consumer cable revenue declined by 1% on a pro forma basis as ARPU growth was offset by a lower customer base

•	Consumer mobile service revenue declined by 7% on a pro forma basis in Q2 driven by increased competition and lower roaming revenue

•	B2B revenue declined by 7% on a pro forma basis in Q2 as mobile pressures were only partially offset by cable growth (led by SOHO subscribers)

•	Operating income of €46 million in Q2; remained flat on a pro forma basis compared with Q2 2016

•
Q2 OCF(b) declined by 1% on a pro forma basis to €428 million as lower revenue was partially offset by lower marketing expenses, reduced handset costs driven by a higher proportion of SIM-only sales and lower interconnect costs driven by lower voice and SMS usage

•
Successful launch in April of converged offer to 633,000 households with 872,000 mobile SIMs. Offer includes double mobile data allowance, an extra premium TV package and an internet security package at no incremental cost

(a)
VodafoneZiggo (formerly known as Ziggo Group Holding B.V.) is a wholly-owned subsidiary of VodafoneZiggo Group Holding B.V. ("VodafoneZiggo JV"), a 50:50 joint venture between Vodafone Group plc ("Vodafone") and Liberty Global. Prior to December 31, 2016, the predecessor of VodafoneZiggo was a wholly-owned subsidiary of Liberty Global. On December 31, 2016, Liberty Global and Vodafone completed a transaction (the "JV Transaction") whereby (i) VodafoneZiggo became a wholly-owned subsidiary of the VodafoneZiggo JV and (ii) Vodafone Libertel B.V. ("Vodafone NL"), the entity that owns Vodafone’s mobile operations in the Netherlands, became a wholly-owned subsidiary of VodafoneZiggo. In connection with the closing of the JV Transaction, the VodafoneZiggo JV recorded all of its assets and liabilities at fair value. As the entity contributed to the VodafoneZiggo JV by Liberty Global is considered to be the predecessor of VodafoneZiggo for financial reporting purposes, the historical consolidated financial statements for VodafoneZiggo do not include Vodafone NL for periods prior to December 31, 2016. In order to provide meaningful comparisons, the preliminary financial and operating information presented herein for the 2016 periods are presented on a pro forma basis that gives effect to, among other items, (i) the inclusion of the financial and operating information of Vodafone NL (excluding Vodafone Thuis) as of and for the three and six months ended June 30, 2016, (ii) the impacts of the fair value accounting applied to the opening balance sheet of VodafoneZiggo in connection with the closing of the JV Transaction, (iii) the services provided to VodafoneZiggo by Vodafone and Liberty Global pursuant to a “Framework Agreement” that was entered into in connection with the JV Transaction; (iv) the elimination of historical related-party charges from Vodafone and Liberty that will not continue in the periods following the JV Transaction, with each adjustment recorded as if the JV Transaction had occurred on January 1, 2016. The pro forma depreciation and amortization amounts for the 2016 periods are based on the fair values and estimated useful lives assigned to VodafoneZiggo's long-lived assets in the preliminary acquisition accounting and do not provide for the impacts of property and equipment additions or retirements during the applicable 2016 periods. VodafoneZiggo financial information is denominated in euro, its functional currency, and reported in accordance with U.S. GAAP. The pro forma financial information has not been prepared with a view towards complying with Article 11 of Regulation S-X.

(b)	OCF for VodafoneZiggo is defined on a basis consistent with Liberty Global. For the definition of OCF see note 6. A reconciliation of operating income to OCF is presented below (in millions).

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
		Pro forma		Pro forma

Operating income	€46.1	€45.9	€99.3	€121.9
Share-based compensation expense	1.5	2.8	4.2	5.6
Depreciation and amortization	378.0	378.2	753.3	755.0
Impairment, restructuring and other operating items, net	2.5	5.6	2.7	8.3
OCF	€428.1	€432.5	€859.5	€890.8

The following table sets forth selected operating statistics of VodafoneZiggo:

	June 30,
	2017	2016
Fixed-line Subscribers (RGUs)
Basic Video	592,500	720,200
Enhanced Video	3,341,100	3,291,500
Total Video	3,933,600	4,011,700
Internet	3,197,200	3,118,400
Telephony	2,544,800	2,530,500
Total RGUs	9,675,600	9,660,600

Fixed Customer Relationships	3,936,300	4,033,300

Mobile Subscribers (pro forma for June 30, 2016)
Postpaid	4,085,800	4,059,800
Prepaid (c)	964,200	1,184,600
Total Mobile subscribers	5,050,000	5,244,400
____________________________

(c)
Under the VodafoneZiggo definition of prepaid subscribers, customers who do not pay a recurring monthly fee are excluded from VodafoneZiggo's prepaid mobile telephony subscriber counts after a period of inactivity of 15 months.

Subscriber Growth - LiLAC Group

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016

Organic RGU net additions (losses) by product
Video	6,300	9,700	11,500	13,200
Data	23,200	30,700	61,800	56,200
Voice	(13,800)	5,300	(15,700)	(2,400)
Total LiLAC Group	15,700	45,700	57,600	67,000

Organic RGU net additions (losses) by market
CWC	(15,600)	6,500	(5,700)	6,500
Chile	33,800	36,800	59,200	53,000
Puerto Rico	(2,500)	2,400	4,100	7,500
Total LiLAC Group	15,700	45,700	57,600	67,000

Organic Mobile SIM additions (losses) by product
Postpaid	10,400	10,600	22,500	11,600
Prepaid	(44,300)	(4,800)	(17,300)	(5,800)
Total LiLAC Group	(33,900)	5,800	5,200	5,800

Organic Mobile SIM additions (losses) by market
CWC	(48,200)	(1,200)	(21,600)	(1,200)
Chile	14,300	7,000	26,800	7,000
Puerto Rico	—	—	—	—
Total LiLAC Group	(33,900)	5,800	5,200	5,800

•	Product Additions: organic RGU additions of 16,000 in Q2 2017

◦	Net additions in Chile, were offset by losses at CWC and in Puerto Rico. Across all three businesses we saw declines in voice subscribers

•
Chile: VTR added 34,000 RGUs driven by 26,000 broadband subscriber adds, with over 60% of new sales taking packages containing speeds of 120 Mbps or higher. We also delivered 12,000 additional video RGUs during Q2, our strongest quarterly video performance in two years, as our best-in-class HD channel offering and cutting-edge video-on-demand user interface attracted customers

•
Puerto Rico: LCPR reported subscriber losses of 3,000 as our telephony performance weakened and we saw slightly greater video subscriber decline relative to the prior-year period. Broadband RGU performance was marginally better year-over-year as our market-leading speeds, including 400 Mbps for our top-tier offering, continue to resonate with our customer base

•
Panama: we added 10,000 organic RGUs during the quarter, including 4,000 internet and 3,000 cable video RGUs, as we continued to generate momentum behind our refreshed bundled offers and network improvement activities which enabled faster speeds of up to 300 Mbps. We also continued to grow our DTH base, adding 3,000 organic RGUs in Q2

•	Jamaica: RGUs decreased by 12,000 as subscribers declined across all fixed-line categories

•
Bahamas: we reported a small RGU decline of 1,000 in Q2 as continued penetration of our growing Fiber-to-the-Home (FttH) network, which generated 2,000 video adds, was offset by a decline of 3,000 voice subscribers

•	Barbados: RGUs declined by 4,000, primarily due to lower fixed-line telephony subscribers and, to a lesser extent, declines in broadband and video caused by competition

•
Mobile: mobile subscribers declined by 34,000 in the second quarter as continued postpaid success in Chile (15,000) and prepaid gains in Jamaica (3,000) were more than offset by losses across other CWC businesses, including Panama (18,000) and the Bahamas (24,000)

◦	Panama: an 18,000 decline in subscribers was mainly driven by reduced low-ARPU prepaid subscribers

◦	Jamaica: subscribers grew by 3,000 as we continued to target increased market share

◦	Bahamas: our subscriber base fell by 24,000 following the entry of a new competitor into the market in late 2016

◦	Chile: added 14,000 subscribers in total, a record quarter, as we continued to successfully focus on penetrating our fixed subscriber base with our postpaid product
Revenue Highlights - LiLAC Group
On May 16, 2016, a subsidiary of Liberty Global acquired CWC. Accordingly, CWC has been included in our financial results under our U.S. GAAP accounting policies since the acquisition date. The following table presents (i) revenue of each of our consolidated reportable segments for the comparative periods and (ii) the percentage change from period to period on a reported and a rebased basis:

	Three months ended		Increase		Six months ended		Increase/(decrease)
	June 30,				June 30,
Revenue	2017	2016	%	Rebased %	2017	2016	%	Rebased %
	in millions, except % amounts

LiLAC Division:
CWC	$582.7	$285.6	104.0	0.7	$1,158.3	$285.6	305.6	(1.8)
Chile	231.1	210.6	9.7	7.6	460.4	410.6	12.1	7.4
Puerto Rico	108.3	106.9	1.3	1.3	215.0	210.8	2.0	2.0
Total LiLAC Division	922.1	603.1	52.9	2.4	1,833.7	907.0	102.2	0.8
Intersegment eliminations	(1.2)	(0.2)	N.M.	N.M.	(1.9)	(0.2)	N.M.	N.M.
Total LiLAC Group	$920.9	$602.9	52.7	2.4	$1,831.8	$906.8	102.0	0.8
N.M. - Not Meaningful

•	Reported revenue for the three and six months ended June 30, 2017 increased by 53% and 102%, respectively

◦	The Q2 and YTD results were primarily driven by the acquisition of CWC and organic growth

•
From a rebased perspective, revenue increased 2% and 1% for the three and six months ended June 30, 2017, respectively, and included a favorable $6 million and $8 million impact in each of the Q2 and YTD periods, respectively, for wholesale revenue recognized on a cash basis related to services provided to a significant customer in prior quarters

Q2 2017 Rebased Revenue Growth - Segment Highlights

•
CWC: rebased revenue grew 1% overall. Our Caribbean region reported rebased revenue growth of 3% in Q2, including growth of 15% in Jamaica, with strength across all products, in particular mobile and managed services, more than offsetting weakness in other markets. Revenue from wholesale connectivity across our sub-sea and terrestrial networks and B2B in Latin American markets also grew strongly, rising by 13% on a rebased basis. Revenue declined by 2% on a rebased basis in Panama, as growing fixed-line services were offset by lower managed services, and by 12% on a rebased basis in the Bahamas, primarily due to weak mobile performance caused by the increased competition mentioned above

•
Chile: robust rebased revenue growth of 8% for Q2 2017 primarily related to higher ARPU per RGU and an increase in the average number of subscribers as well as increased mobile subscription revenue, driven by subscriber growth

•	Puerto Rico: rebased revenue growth of 1% was driven by subscriber growth over the last twelve months and Puerto Rico's B2B business
Operating Income - LiLAC Group

•	Operating income (loss) of $159 million and ($21 million) in Q2 2017 and Q2 2016, respectively, and $297 million and $39 million for the six months ended June 30, 2017 and 2016, respectively

•
These increases were primarily driven by the net effect of (i) increases in OCF, as further described below, (ii) increases in depreciation and amortization, largely due to the inclusion of CWC, and (iii) declines in impairment, restructuring and other operating items, net

Operating Cash Flow Highlights - LiLAC Group
The following table presents (i) OCF of each of our consolidated reportable segments for the comparative periods and (ii) the percentage change from period to period on a reported and a rebased basis:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
OCF	2017	2016	%	Rebased %	2017	2016	%	Rebased %
	in millions, except % amounts

LiLAC Division:
CWC	$224.1	$101.0	121.9	11.4	$437.2	$101.0	332.9	(6.1)
Chile	92.3	81.8	12.8	10.6	183.9	158.1	16.3	11.3
Puerto Rico	53.8	50.0	7.6	7.4	105.1	96.8	8.6	8.6
Total LiLAC Division	370.2	232.8	59.0	10.6	726.2	355.9	104.0	(0.2)
Corporate and other	(2.2)	(1.7)	(29.4)	(37.5)	(4.3)	(2.9)	(48.3)	(53.6)
Total segment OCF	$368.0	$231.1	59.2	10.5	$721.9	$353.0	104.5	(0.4)

OCF Margin	40.0%	38.3%			39.4%	38.9%

•	Reported OCF for the three and six months ended June 30, 2017 increased 59% and 105%, respectively, primarily as a result of the acquisition of CWC

•	From a rebased perspective, OCF increased 10.5% and remained flat for the three and six months ended June 30, 2017, respectively

Q2 2017 Rebased OCF Growth - Segment Highlights

•
CWC: rebased OCF growth of 11% was driven by (i) the aggregate favorable impact of higher integration costs and higher bad debts in Q2 2016 and the reassessment of certain accruals in Q2 2017, (ii) an increased gross margin contribution from our managed services business, boosted by an improved mix of services in Q2 2017, and (iii) reduced pension, consultancy, travel and office expenses. These factors were partially offset by higher content costs, primarily related to the Premier League rights

•	Chile: rebased OCF increase of 11% was driven by the aforementioned revenue growth and ongoing cost efficiencies

•	Puerto Rico: rebased OCF growth of 7% was primarily supported by lower direct costs and an increase in revenue
Net Loss - LiLAC Group

•
Net losses were $22 million and $115 million for the three months ended June 30, 2017 and 2016, respectively, and $33 million and $154 million for the six months ended June 30, 2017 and 2016, respectively

Property and Equipment Additions - LiLAC Group

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
	in millions, except % amounts
Customer premises equipment	$36.2	$33.1	$81.6	$71.7
New Build & Upgrade	12.0	10.7	26.6	24.5
Capacity	8.3	14.7	17.7	22.3
Baseline	8.7	17.3	16.3	22.3
Product & Enablers	5.3	4.0	7.0	10.5
CWC	100.4	53.6	160.9	53.6
Property and equipment additions	$170.9	$133.4	$310.1	$204.9

Property and equipment additions as % of revenue	18.6%	22.1%	16.9%	22.6%

•
The increase in property and equipment additions in absolute terms was driven primarily by (i) an increase due to the impact of the CWC acquisition and (ii) an increase in expenditures for the purchase and installation of customer premises equipment

•
We now expect the percentage of revenue represented by our property and equipment additions to range from 19% to 21% for the LiLAC Group in 2017. This represents a decrease from our previous guidance of 21% to 23%

Consolidated Statements of Cash Flows - LiLAC Group

	Six months ended
	June 30,
	2017	2016	Variance
	in millions
Net cash provided (used) by:
Operating Activities	$299.4	$105.8	$193.6
Investing Activities	$(252.6)	$(170.8)	$(81.8)
Financing Activities	$2.2	$282.9	$(280.7)

•
Operating Activities: the increase in cash provided was primarily attributable to the net effect of (i) an increase in cash provided by OCF and related working capital items and (ii) higher interest payments

•	Investing Activities: the increase in cash used was primarily due to higher payments for capital expenditures

•	Financing Activities: the decrease in net cash provided was primarily attributable to lower net borrowings of debt, partially offset by higher cash payments associated with the repurchase of shares

The inclusion of CWC in the 2017 period accounted for the majority of these changes.

Adjusted Free Cash Flow - LiLAC Group

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
	in millions
Adjusted Free Cash Flow	$114.0	$(35.3)	$56.0	$(15.4)

•	The Q2 increase, as compared to the prior-year period, was attributable to:

◦	Higher cash provided from OCF and related working capital items

◦	Lower cash taxes, partially driven by a $27 million tax refund received from the Chilean government

◦	Lower interest payments (including related derivative instruments)

◦	Lower capital expenditures

•	The YTD increase, as compared to the prior-year period, was attributable to the net effect of:

◦	Higher cash provided from OCF and related working capital items

◦	Higher interest payments (including related derivative instruments)

◦	Higher capital expenditures

◦	Lower cash taxes

•	The inclusion of CWC in the full-2017 periods impacted the variances mentioned above

•
On a net basis, our vendor financing programs resulted in approximately $21 million and $26 million of higher adjusted free cash flow in Q2 and YTD 2017, respectively, as compared to the prior-year periods

•	All three LiLAC Group credit pools generated positive Adjusted FCF in H1 2017

Leverage and Liquidity - LiLAC Group (at June 30, 2017)

•	Total capital leases and principal amount of third-party debt: $6.2 billion

•	Leverage ratios: consolidated gross and net leverage ratios[22] of 4.2x and 3.8x, respectively

•	Average debt tenor[13]: over 5.0 years, with over 90% not due until 2021 or beyond

•	Borrowing costs[12]: blended fully-swapped borrowing cost of our third-party debt was 6.4%

•	Liquidity: approximately $1.6 billion, including $599 million of cash and $1.0 billion of aggregate unused borrowing capacity[23] under our credit facilities

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; our expectations with respect to subscribers, revenue, ARPU per RGU, OCF and Adjusted FCF; expectations with respect to the development, enhancement and expansion of our superior networks and innovative and advanced products and services; statements regarding our planned spin-off of the businesses attributed to the LiLAC Group and the anticipated impacts and benefits of such transaction; future P&E additions as a percentage of revenue; expectations regarding our share buyback programs; the strength of our balance sheet and tenor of our third-party debt; statements regarding our JV in the Netherlands and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the effects of changes in laws or regulation; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K, as amended, and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Nothing in this press release constitutes an offer of any securities for sale.

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect our 25 million customers who subscribe to 51 million television, broadband internet and telephony services. We also serve over 10 million mobile subscribers and offer WiFi service across 10 million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 12 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. The Liberty Global Group also owns 50% of VodafoneZiggo, a Dutch joint venture, which has 4 million customers, 10 million fixed-line subscribers and 5 million mobile subscribers. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. In addition, the LiLAC Group operates a sub-sea fiber network throughout the region connecting over 40 markets.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 84 62 5151	Rebecca Pike	+44 20 8483 6216
John Rea	+1 303 220 4238

Footnotes

[1]
The Liberty Global ordinary shares and the LiLAC ordinary shares are tracking shares. Tracking shares are intended by the issuing company to reflect or “track” the economic performance of a particular business or “group,” rather than the economic performance of the company as a whole. The Liberty Global ordinary shares and the LiLAC ordinary shares are intended to “track” the economic performance of the Liberty Global Group and the LiLAC Group, respectively (each as defined and described below). For more information regarding the tracking shares, see note 1 to our condensed consolidated financial statements included in our Form 10-Q. While the LiLAC Group and the Liberty Global Group have separate collections of businesses, assets and liabilities attributed to them, neither group is a separate legal entity. The LiLAC Group comprises our operations in Latin America and the Caribbean and has attributed to it CWC, VTR and Liberty Puerto Rico. The Liberty Global Group comprises our businesses, assets and liabilities not attributed to the LiLAC Group, including Virgin Media, Unitymedia, UPC Holding, Telenet and, through December 31, 2016, Ziggo Group Holding. The condensed consolidated financial statements of Liberty Global are included in our Form 10-Q. For attributed financial information of the Liberty Global Group and the LiLAC Group, see Exhibit 99.1 to our Form 10-Q.

[2]
Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[3]
As we no longer consolidate the Netherlands effective December 31, 2016, we have removed the Netherlands from certain information presented for periods prior to December 31, 2016 to enhance comparability.

[4]	Our next-generation video base consists of Horizon TV, TiVo (in the U.K.), Digital TV with a Horizon-like user interface (Yelo in Belgium) as well as Horizon-Lite set-top boxes.

[5]	Please see Revenue and Operating Cash Flow for information on rebased growth.

[6]	Please see OCF Definition and Reconciliation for our Operating Cash Flow ("OCF") definition and the required reconciliations.

[7]	Total B2B includes subscription (SOHO) and non-subscription revenue.

[8]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue (subscription revenue excludes interconnect, channel carriage fees, mobile handset sales, late fees and installation fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average of the opening and closing balances for customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average of the opening and closing balances for mobile subscribers for the period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average of the opening and closing balances of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.

[9]	Please see Liberty Global's 8-K/A filed on March 28, 2017.

[10]	On May 16, 2016, we acquired Cable & Wireless Communications Limited ("CWC").

[11]
A reconciliation of our LiLAC OCF guidance for 2017 to a U.S. GAAP measure is not provided due to the fact that not all elements of the reconciliation is projected as part of our forecasting process, as certain items may vary significantly from one period to another. For example, impairments or other operating charges such as direct acquisition costs are contingent upon the underlying activity, which cannot be reasonably forecasted. FX rates as of February 12, 2017.

[12]
Our blended fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[13]	For purposes of calculating our average tenor, total third-party debt excludes vendor financing.

[14]	Liquidity refers to cash and cash equivalents plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations.

[15]	Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of mobile subscribers.

[16]
Our residential fixed business consists of our fixed-line triple-play and DTH businesses, but excludes SOHO services. Residential fixed also excludes the framework services revenue from the VodafoneZiggo JV and our small Irish broadcasting businesses.

[17]
Please see Adjusted Free Cash Flow Definition and Reconciliation for information on Adjusted Free Cash Flow (“FCF”) and the required reconciliations. For more detailed information concerning our operating, investing and financing cash flows, see the condensed consolidated statements of cash flows included in our Form 10-Q. A reconciliation of our 2017 FCF guidance to a U.S. GAAP measure is not provided due to the fact that not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another. Adjusted FCF guidance is based on FX rates as of February 12, 2017.

[18]	Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of Customer Relationships.

[19]	On February 11, 2016, Telenet acquired Telenet Group BVBA ("BASE").

[20]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[21]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.

[22]
Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and, in the case of the Liberty Global Group, excludes the loans backed or secured by the shares we hold in ITV plc, Sumitomo Corporation and Lions Gate Entertainment Corp. For Liberty Global Group, our gross and net leverage ratios are adjusted to reflect the €600 million ($685 million) redemption of certain UPC Holding senior notes that took place on July 7, 2017. The net proceeds from the June financing transaction used to redeem these notes were held in escrow at June 30, 2017.

[23]
Our aggregate unused borrowing capacity of $4.6 billion represents the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. This consists of $3.6 billion attributed to the Liberty Global Group and $1.0 billion attributed to the LiLAC Group. Upon completion of the relevant June 30, 2017 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, with the exception of (i) the €600 million ($685 million) redemption of certain UPC Holding senior notes that took place on July 7, 2017 and (ii) the July 3, 2017 drawdown of $50.0 million under the CWC Revolving Credit Facility and the removal of the limitation related to letters of credit issued in connection with certain CWC pension obligations, we anticipate that our subsidiaries' borrowing capacity would be $4.5 billion. This consists of $3.5 billion attributed to the Liberty Global Group and $958 million attributed to the LiLAC Group. LiLAC cash of $599 million includes $325 million of cash held by CWC, substantially all of which is held by CWC subsidiaries. For information regarding limitations on CWC's ability to access this cash, see the discussion under "Material Changes in Financial Condition" in our Form 10-Q.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are included in our 10-Q. For attributed financial information of the Liberty Global Group and the LiLAC Group, see Exhibit 99.1 to our 10-Q.

Rebase Information
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2017, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2016 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2016 and 2017 in our rebased amounts for the three and six months ended June 30, 2016 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2017, (ii) exclude the revenue and OCF of Ziggo Group Holding and a sports channel that were contributed to the VodafoneZiggo JV at the end of December 31, 2016, (iii) include revenue for the framework services agreement with the VodafoneZiggo JV and certain associated operating and SG&A expenses that had been allocated to our Netherlands segment during the 2016 periods in our rebased amounts for the three and six months ended June 30, 2016 as if the framework services agreement had been in place at the beginning of 2016, (iv) exclude the revenue and OCF of multi-channel multi-point (microwave) distribution system subscribers in Ireland that have disconnected since we announced the switch-off of this service effective April 2016 for the six months ended June 30, 2016 to the same extent that the revenue and OCF of these subscribers is excluded from our results for the six months ended June 30, 2017 (v) exclude the revenue and OCF of two small disposals made in Belgium during Q1 2017 to the same extent that the revenue and OCF of these disposed businesses is excluded from our results for the three and six months ended June 30, 2017 and (vi) reflect the translation of our rebased amounts for the three and six months ended June 30, 2016 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2017. We have included CWC, SFR and five small entities in whole or in part in the determination of our rebased revenue and OCF for the three months ended June 30, 2016. We have included CWC, SFR, BASE and five small entities in whole or in part in the determination of our rebased revenue and OCF for the six months ended June 30, 2016. We have reflected the revenue and OCF of the acquired entities in our 2016 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between Generally Accepted Accounting Principles in the United States (“U.S. GAAP”) and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

The following table provides adjustments made to the 2016 amounts to derive our rebased growth rates for the Liberty Global Group and the LiLAC Group:

	Revenue		OCF
	Three months ended June 30,	Six months ended June 30,	Three months ended June 30,	Six months ended June 30,
	2016	2016	2016	2016
Liberty Global Group	in millions
Acquisitions	$18.1	$104.2	$0.2	$13.9
Contribution of Ziggo Group Holding to the VodafoneZiggo JV and other dispositions (a)	(659.7)	(1,308.9)	(341.5)	(686.4)
Foreign Currency	(224.9)	(501.3)	(97.7)	(218.1)
Total decrease	$(866.5)	$(1,706.0)	$(439.0)	$(890.6)

LiLAC Group
Acquisitions	$296.9	$902.5	$101.6	$368.8
Foreign Currency	(0.7)	7.6	0.2	2.8
Total increase	$296.2	$910.1	$101.8	$371.6

(a)
In connection with the December 31, 2016 closing of the VodafoneZiggo JV transaction, we entered into a Framework Agreement that provides for the terms under which we provide services to the VodafoneZiggo JV. These adjustments to revenue and OCF are net of $32 million and $63 million of revenue for Q2 and YTD 2016, respectively, that we assumed would have been earned if the Framework Agreement had been in place on January 1, 2016.

OCF Definition and Reconciliation
As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our Form 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of our operating income to total segment OCF is presented in the following table:

	Three months ended			Six months ended
	June 30,			June 30,
	2017		2016	2017		2016
	in millions
Consolidated Liberty Global
Operating income	$641.9		$487.8	$1,211.1		$1,074.4
Share-based compensation expense	56.4		74.6	95.4	143.6	143.6
Depreciation and amortization	1,371.4		1,553.0	2,693.6		2,988.5
Impairment, restructuring and other operating items, net	31.6	190.3	190.3	59.8		214.7
Total segment OCF	$2,101.3		$2,305.7	$4,059.9		$4,421.2

Liberty Global Group
Operating income	$483.2		$508.7	$914.4		$1,035.3
Share-based compensation expense	53.4		71.4	86.8		138.6
Inter-group fees and allocations	(3.0)		(2.1)	(6.0)		(4.2)
Depreciation and amortization	1,178.5		1,426.9	2,306.8		2,810.1
Impairment, restructuring and other operating items, net	21.2		69.7	36.0		88.4
Total segment OCF	$1,733.3		$2,074.6	$3,338.0		$4,068.2

LiLAC Group
Operating income (loss)	$158.7		$(20.9)	$296.7		$39.1
Share-based compensation expense	3.0		3.2	8.6		5.0
Inter-group fees and allocations	3.0		2.1	6.0		4.2
Depreciation and amortization	192.9		126.1	386.8		178.4
Impairment, restructuring and other operating items, net	10.4		120.6	23.8		126.3
Total segment OCF	$368.0		$231.1	$721.9		$353.0

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents
The following table1 details the U.S. dollar equivalent balances of the outstanding principal amount of our debt, capital lease obligations and cash and cash equivalents at June 30, 2017:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt[2]	Obligations	Obligations	Equivalents
	in millions
Liberty Global and Liberty Global Group unrestricted subsidiaries	$2,254.0	$71.9	$2,325.9	$991.6
Virgin Media[3]	15,461.2	77.2	15,538.4	46.6
UPC Holding	7,892.2	91.1	7,983.3	22.0
Unitymedia	8,531.3	698.4	9,229.7	3.2
Telenet	5,229.8	415.7	5,645.5	27.3
Total Liberty Global Group	39,368.5	1,354.3	40,722.8	1,090.7
LiLAC Group unrestricted subsidiaries	—	—	—	58.6
CWC	3,729.1	19.9	3,749.0	325.1
VTR Finance	1,473.1	0.9	1,474.0	165.2
Liberty Puerto Rico	942.5	—	942.5	50.0
Total LiLAC Group	6,144.7	20.8	6,165.5	598.9
Total	$45,513.2	$1,375.1	$46,888.3	$1,689.6

Property and Equipment Additions and Capital Expenditures
The tables below highlight the categories of the property and equipment additions attributed to the Liberty Global Group and the LiLAC Group for the indicated periods and reconcile those additions to the capital expenditures that are presented in the attributed statement of cash flows information included in Exhibit 99.1 to our 10-Q.

Liberty Global Group

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
	in millions, except % amounts
Customer premises equipment	$304.2	$229.9	$600.2	$466.1
New Build & Upgrade	305.5	203.6	495.3	354.6
Capacity	163.0	159.8	279.6	266.1
Baseline	200.9	219.2	357.2	393.7
Product & Enablers	230.2	142.9	355.9	260.3
Property and equipment additions (excluding the Netherlands(3))	1,203.8	955.4	2,088.2	1,740.8
The Netherlands	—	143.1	—	283.2
Total property and equipment additions	1,203.8	1,098.5	2,088.2	2,024.0
Reconciliation of property and equipment additions to capital expenditures:
Excluding the Netherlands:
Assets acquired under capital-related vendor financing arrangements[4]	(664.1)	(424.1)	(1,278.5)	(822.6)
Assets acquired under capital leases	(72.5)	(13.7)	(103.9)	(41.6)
Changes in current liabilities related to capital expenditures	(23.0)	(81.9)	238.8	28.5
The Netherlands	—	(71.4)	—	(93.8)
Total capital expenditures[5]	$444.2	$507.4	$944.6	$1,094.5

Property and equipment additions as % of revenue (excluding the Netherlands(3))	32.9%	25.2%	29.1%	23.5%

LiLAC Group

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
	in millions, except % amounts
Customer premises equipment	$36.2	$33.1	$81.6	$71.7
New Build & Upgrade	12.0	10.7	26.6	24.5
Capacity	8.3	14.7	17.7	22.3
Baseline	8.7	17.3	16.3	22.3
Product & Enablers	5.3	4.0	7.0	10.5
CWC P&E Additions	100.4	53.6	160.9	53.6
Property and equipment additions	170.9	133.4	310.1	204.9
Assets acquired under capital-related vendor financing arrangements	(20.1)	(17.0)	(34.2)	(17.0)
Assets acquired under capital leases	(1.6)	(0.2)	(2.5)	(0.2)
Changes in current liabilities and cash derivatives related to capital expenditures	(25.3)	15.4	(25.1)	(6.1)
Capital expenditures	$123.9	$131.6	$248.3	$181.6

Property and equipment additions as % of revenue	18.6%	22.1%	16.9%	22.6%
______________________________

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

[2]	Debt amounts for UPC Holding and Telenet include notes issued by special purpose entities that are consolidated by the respective subsidiary.

[3]
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media, but excludes Virgin Media Inc. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes cash and cash equivalents held by Virgin Media Inc. This amount is included in the amount shown for Liberty Global and Liberty Global Group unrestricted subsidiaries.

[4]
Amounts exclude related VAT of $103 million and $73 million during the three months ended June 30, 2017 and 2016, respectively, and $201 million and $129 million during the six months ended June 30, 2017 and 2016, respectively, that were also financed by our vendors under these arrangements.

[5]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (ii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of Adjusted Free Cash Flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted Free Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows. We changed our definition of adjusted free cash flow effective January 1, 2017 to remove the add-back of excess tax benefits from share-based compensation. This change, which was given effect for all periods presented, was made to accommodate our January 1, 2017 adoption of ASU 2016-09, Compensation - Stock Compensation, Improvements to Employee Share-Based Payment Accounting, pursuant to which we retrospectively revised the presentation of our condensed consolidated statements of cash flows to remove the operating cash outflows and financing cash inflows associated with excess tax benefits from share-based compensation. The following table provides the reconciliation of our net cash provided by operating activities to Adjusted Free Cash Flow for the indicated periods:

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
	in millions
Consolidated Liberty Global
Net cash provided by operating activities	$1,732.2	$1,579.1	$2,710.9	$2,669.8
Cash payments for direct acquisition and disposition costs	4.8	77.8	7.5	86.0
Expenses financed by an intermediary[6]	383.9	239.7	692.0	393.2
Capital expenditures	(568.1)	(639.0)	(1,192.9)	(1,276.1)
Principal payments on amounts financed by vendors and intermediaries	(1,088.3)	(748.0)	(2,121.3)	(1,420.9)
Principal payments on certain capital leases	(25.4)	(28.5)	(47.7)	(55.9)
Adjusted FCF	$439.1	$481.1	$48.5	$396.1

Liberty Global Group
Net cash provided by operating activities	$1,508.7	$1,543.2	$2,411.5	$2,564.0
Cash payments for direct acquisition and disposition costs	4.2	16.8	6.0	24.9
Expenses financed by an intermediary	346.8	239.7	644.6	393.2
Capital expenditures	(444.2)	(507.4)	(944.6)	(1,094.5)
Principal payments on amounts financed by vendors and intermediaries	(1,067.1)	(748.0)	(2,081.3)	(1,420.9)
Principal payments on certain capital leases	(23.3)	(27.9)	(43.7)	(55.2)
Adjusted FCF	$325.1	$516.4	$(7.5)	$411.5

LiLAC Group
Net cash provided by operating activities	$223.5	$35.9	$299.4	$105.8
Cash payments for direct acquisition and disposition costs	0.6	61.0	1.5	61.1
Expenses financed by an intermediary	37.1	—	47.4	—
Capital expenditures	(123.9)	(131.6)	(248.3)	(181.6)
Principal payments on amounts financed by vendors and intermediaries	(21.2)	—	(40.0)	—
Principal payments on certain capital leases	(2.1)	(0.6)	(4.0)	(0.7)
Adjusted FCF	$114.0	$(35.3)	$56.0	$(15.4)
________________________________

[6]
For purposes of our consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted Free Cash Flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended June 30,				%	FX-Neutral[7]
	2017		2016		Change	% Change

Liberty Global Consolidated (excluding the Netherlands(3))*		$41.75		$43.83	(4.7%)	1.5%
Liberty Global Group (excluding the Netherlands(3))		€37.39		€38.04	(1.7%)	1.2%
U.K. & Ireland (Virgin Media)		£49.70		£49.61	0.2%	(0.4%)
Germany (Unitymedia)		€25.11		€24.24	3.6%	3.6%
Belgium (Telenet)		€54.93		€53.43	2.8%	2.8%
Other Europe (UPC Holding)		€27.09		€26.76	1.2%	(0.1%)
LiLAC Group*		$52.28		$52.23	0.1%	(1.0%)
Chile (VTR)	CLP	33,831	CLP	33,078	2.3%	2.3%
CWC*		$42.53		$39.75	7.0%	8.5%
Puerto Rico		$79.84		$79.54	0.4%	0.4%

N.M. - Not Meaningful

____________________________

[7]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior-year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

Mobile ARPU

The following tables provide ARPU per mobile subscriber8 for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended June 30,		%	FX-Neutral
	2017	2016	Change	% Change
Liberty Global Group:
Including interconnect revenue	$17.94	$20.10	(10.7%)	(3.5%)
Excluding interconnect revenue	$14.83	$16.54	(10.3%)	(2.8%)

LiLAC Group*:
Including interconnect revenue	$16.70	$17.68	(5.5%)	(5.8%)
Excluding interconnect revenue	$15.46	$16.47	(6.1%)	(6.4%)

_______________________________

[8]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

*
As a part of our ongoing effort to conform CWC's subscriber counting policies to our policies, we have reflected nonorganic reductions totaling 224,000 to CWC's customer count during the twelve months ended June 30, 2017. In order to provide a more meaningful comparison of ARPU, we have reflected all of these nonorganic reductions in the customer figures used to calculate ARPU for the three months ended June 30, 2017 and 2016.

RGUs, Customers and Bundling9
The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at June 30, 2017 and March 31, 2017:

	June 30, 2017	March 31, 2017	Q2’17 / Q1’17 (% Change)
Liberty Global Group
Total RGUs
Video RGUs	18,546,700	18,472,500	0.4%
Broadband Internet RGUs	14,652,600	14,486,300	1.1%
Telephony RGUs	12,194,300	12,065,900	1.1%
Total Liberty Global Group	45,393,600	45,024,700	0.8%

Customers
Single-Play Customers	8,262,300	8,330,700	(0.8%)
Dual-Play Customers	3,956,500	3,925,700	0.8%
Triple-Play Customers	9,739,500	9,614,200	1.3%
Total Liberty Global Group	21,958,300	21,870,600	0.4%

Bundling
% of Single-Play Customers	37.6%	38.1%	(1.3%)
% of Dual-Play Customers	18.0%	17.9%	0.6%
% of Triple-Play Customers	44.4%	44.0%	0.9%

RGUs per customer relationship	2.07	2.06	0.5%

LiLAC Group
Total RGUs
Video RGUs	1,714,200	1,717,100	(0.2%)
Broadband Internet RGUs	2,061,600	2,061,500	—%
Telephony RGUs	1,452,700	1,639,300	(11.4%)
Total LiLAC Group	5,228,500	5,417,900	(3.5%)

Customers
Single-Play Customers	1,116,300	1,271,800	(12.2%)
Dual-Play Customers	781,100	801,200	(2.5%)
Triple-Play Customers	850,000	847,900	0.2%
Total LiLAC Group	2,747,400	2,920,900	(5.9%)

Bundling
% of Single-Play Customers	40.7%	43.6%	(6.7%)
% of Dual-Play Customers	28.4%	27.4%	3.6%
% of Triple-play Customers	30.9%	29.0%	6.6%

RGUs per customer relationship	1.90	1.85	2.7%
_____________________________

9    The June 30, 2017 and March 31, 2017 figures for the Liberty Global Group do not include Ziggo Group Holding, which was contributed to the VodafoneZiggo JV on December 31, 2016.

	Consolidated Operating Data — June 30, 2017
				Video
	Homes Passed(1)	Two-way Homes Passed(2)	Fixed-line Customer Relationships(3)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)	Total RGUs(4)	Total Mobile Subscribers(11)

U.K.	13,675,600	13,663,500	5,373,000	—	3,809,800	—	3,809,800	5,028,300	4,437,100	13,275,200	2,995,600
Germany	12,935,600	12,831,100	7,175,000	4,756,700	1,632,800	—	6,389,500	3,389,500	3,166,200	12,945,200	340,400
Belgium/Luxembourg	3,328,000	3,328,000	2,212,400	265,500	1,796,500	—	2,062,000	1,668,400	1,304,000	5,034,400	2,838,700
Switzerland(10)	2,255,900	2,255,900	1,271,400	560,900	671,900	—	1,232,800	752,600	524,300	2,509,700	92,500
Austria	1,399,000	1,399,000	652,400	99,600	372,500	—	472,100	508,500	441,700	1,422,300	47,200
Ireland	865,900	822,700	452,100	27,500	269,000	—	296,500	366,100	354,900	1,017,500	40,500
Total Western Europe	34,460,000	34,300,200	17,136,300	5,710,200	8,552,500	—	14,262,700	11,713,400	10,228,200	36,204,300	6,354,900
Poland	3,224,100	3,164,000	1,429,200	198,200	1,013,900	—	1,212,100	1,117,500	627,900	2,957,500	4,600
Romania	2,984,800	2,940,800	1,297,100	254,100	654,900	352,100	1,261,100	553,700	503,200	2,318,000	—
Hungary	1,748,500	1,731,000	1,111,200	109,400	563,700	277,900	951,000	654,600	605,100	2,210,700	74,700
Czech Republic	1,498,700	1,465,400	715,600	159,500	355,300	105,100	619,900	486,400	152,700	1,259,000	—
Slovakia	596,100	576,500	268,900	25,300	138,400	76,200	239,900	127,000	77,200	444,100	—
Total CEE	10,052,200	9,877,700	4,822,000	746,500	2,726,200	811,300	4,284,000	2,939,200	1,966,100	9,189,300	79,300
Total Liberty Global Group	44,512,200	44,177,900	21,958,300	6,456,700	11,278,700	811,300	18,546,700	14,652,600	12,194,300	45,393,600	6,434,200

Chile	3,319,300	2,817,200	1,375,500	73,000	992,100	—	1,065,100	1,143,400	646,200	2,854,700	193,000
Puerto Rico	1,103,600	1,103,600	405,900	—	258,700	—	258,700	334,200	210,300	803,200	—
Panama	528,400	472,100	187,600	—	45,200	36,200	81,400	101,300	124,500	307,200	1,765,300
Jamaica	426,500	416,500	261,200	—	95,200	—	95,200	148,200	196,200	439,600	933,900
Trinidad	312,900	312,900	161,100	—	111,600	—	111,600	123,400	38,000	273,000	—
Barbados	123,100	123,100	97,400	—	17,400	—	17,400	61,900	77,600	156,900	125,600
Bahamas	128,900	128,900	52,000	—	5,500	—	5,500	27,200	52,000	84,700	285,200
Other CWC	356,300	336,500	206,700	11,300	68,000	—	79,300	122,000	107,900	309,200	391,300
Total LiLAC Group	6,299,000	5,710,800	2,747,400	84,300	1,593,700	36,200	1,714,200	2,061,600	1,452,700	5,228,500	3,694,300

Grand Total	50,811,200	49,888,700	24,705,700	6,541,000	12,872,400	847,500	20,260,900	16,714,200	13,647,000	50,622,100	10,128,500

	Subscriber Variance Table - June 30, 2017 vs March 31, 2017
				Video
	Homes Passed(1)	Two-way Homes Passed(2)	Fixed-line Customer Relationships(3)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)	Total RGUs(4)	Total Mobile Subscribers(11)

U.K.	121,200	121,300	21,500	—	34,500	—	34,500	30,900	11,400	76,800	(20,100)
Germany	19,400	23,700	1,500	(41,100)	33,300	—	(7,800)	32,400	29,200	53,800	(6,300)
Belgium/Luxembourg	331,300	331,300	78,200	(3,200)	68,900	—	65,700	60,300	45,800	171,800	1,200
Switzerland(10)	4,800	4,800	(10,000)	(8,100)	(300)	—	(8,400)	8,100	6,400	6,100	7,200
Austria	4,500	4,500	(800)	(10,000)	4,900	—	(5,100)	2,600	7,000	4,500	8,200
Ireland	9,600	10,600	(400)	(900)	(500)	—	(1,400)	1,700	1,000	1,300	12,600
Total Western Europe	490,800	496,200	90,000	(63,300)	140,800	—	77,500	136,000	100,800	314,300	2,800
Poland	40,000	40,400	(1,300)	(5,200)	3,400	—	(1,800)	6,000	(2,300)	1,900	(300)
Romania	62,300	63,800	6,200	(900)	7,500	(4,300)	2,300	9,700	14,900	26,900	—
Hungary	10,400	10,400	4,200	(9,000)	18,100	(6,900)	2,200	13,000	15,300	30,500	7,600
Czech Republic	14,700	14,700	(1,400)	6,600	100	(4,000)	2,700	4,900	5,800	13,400	—
Slovakia	7,400	9,700	(10,000)	(1,800)	(6,500)	(400)	(8,700)	(3,300)	(6,100)	(18,100)	—
Total CEE	134,800	139,000	(2,300)	(10,300)	22,600	(15,600)	(3,300)	30,300	27,600	54,600	7,300
Total Liberty Global Group	625,600	635,200	87,700	(73,600)	163,400	(15,600)	74,200	166,300	128,400	368,900	10,100

Chile	47,800	58,600	22,700	(2,700)	14,900	—	12,200	25,600	(4,000)	33,800	14,300
Puerto Rico	8,600	8,600	(800)	—	(2,200)	—	(2,200)	300	(600)	(2,500)	—
Panama	600	18,900	(155,700)	—	2,700	(6,300)	(3,600)	3,600	(151,400)	(151,400)	(17,900)
Jamaica	2,200	2,200	(33,700)	—	(2,800)	—	(2,800)	(26,200)	(27,600)	(56,600)	(1,000)
Trinidad	1,200	1,200	(2,300)	—	(2,500)	—	(2,500)	(100)	4,600	2,000	—
Barbados	600	600	7,900	—	(700)	—	(700)	(1,100)	(1,900)	(3,700)	(3,000)
Bahamas	—	—	(2,700)	—	1,800	—	1,800	400	(2,700)	(500)	(24,200)
Other	—	—	(8,900)	(700)	(4,400)	—	(5,100)	(2,400)	(3,000)	(10,500)	(6,000)
Total LiLAC Group	61,000	90,100	(173,500)	(3,400)	6,800	(6,300)	(2,900)	100	(186,600)	(189,400)	(37,800)

Grand Total	686,600	725,300	(85,800)	(77,000)	170,200	(21,900)	71,300	166,400	(58,200)	179,500	(27,700)

								Continued below

	Subscriber Variance Table - June 30, 2017 vs March 31, 2017
				Video
	Homes Passed(1)	Two-way Homes Passed(2)	Fixed-line Customer Relationships(3)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)	Total RGUs(4)	Total Mobile Subscribers(11)

Organic Change Summary:
U.K.	121,200	121,300	21,500	—	34,500	—	34,500	30,900	11,400	76,800	(20,100)
Germany	19,400	23,700	1,500	(41,100)	33,300	—	(7,800)	32,400	29,200	53,800	(6,300)
Belgium/Luxembourg	12,200	12,200	(12,600)	(10,500)	(4,700)	—	(15,200)	1,400	(1,500)	(15,300)	(3,100)
Other Europe	146,700	151,900	(24,600)	(33,200)	21,200	(15,600)	(27,600)	35,400	38,800	46,600	35,300
Total Liberty Global Group	299,500	309,100	(14,200)	(84,800)	84,300	(15,600)	(16,100)	100,100	77,900	161,900	5,800
Chile	47,800	58,600	22,700	(2,700)	14,900	—	12,200	25,600	(4,000)	33,800	14,300
Puerto Rico	8,600	8,600	(800)	—	(2,200)	—	(2,200)	300	(600)	(2,500)	—
Panama	600	18,900	5,200	—	2,700	2,900	5,600	3,600	300	9,500	(17,900)
Jamaica	2,200	2,200	(13,100)	—	(2,800)	—	(2,800)	(3,100)	(6,500)	(12,400)	2,900
Trinidad	1,200	1,200	(2,300)	—	(2,500)	—	(2,500)	(100)	4,600	2,000	—
Barbados	600	600	7,900	—	(700)	—	(700)	(1,100)	(1,900)	(3,700)	(3,000)
Bahamas	—	—	(2,700)	—	1,800	—	1,800	400	(2,700)	(500)	(24,200)
Other	—	—	(8,900)	(700)	(4,400)	—	(5,100)	(2,400)	(3,000)	(10,500)	(6,000)
Total LiLAC Group	61,000	90,100	8,000	(3,400)	6,800	2,900	6,300	23,200	(13,800)	15,700	(33,900)
Total Organic Change	360,500	399,200	(6,200)	(88,200)	91,100	(12,700)	(9,800)	123,300	64,100	177,600	(28,100)

Q2 2017 Adjustments:
Q2 2017 Acquisition - Hungary	—	—	7,100	400	5,500	—	5,900	5,300	3,200	14,400	—
Q2 2017 Acquisition - Romania	7,000	7,000	4,000	3,500	—	—	3,500	2,000	—	5,500	—
Q2 2017 Acquisition - Belgium	319,100	319,100	90,800	7,500	74,700	—	82,200	60,100	48,100	190,400	4,300
Q2 2017 Belgium adjustments	—	—	—	(200)	(1,100)	—	(1,300)	(1,200)	(800)	(3,300)	—
Q2 2017 Panama adjustments(12)	—	—	(160,900)	—	—	(9,200)	(9,200)	—	(151,700)	(160,900)	—
Q2 2017 Jamaica adjustments(13)	—	—	(20,600)	—	—	—	—	(23,100)	(21,100)	(44,200)	(3,900)
Net Adjustments	326,100	326,100	(79,600)	11,200	79,100	(9,200)	81,100	43,100	(122,300)	1,900	400
Net Adds (Reductions)	686,600	725,300	(85,800)	(77,000)	170,200	(21,900)	71,300	166,400	(58,200)	179,500	(27,700)

Footnotes for Operating Data and Subscriber Variance Tables

1
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. Due to the fact that we do not own the partner networks (defined below) used in Switzerland (see note 10) we do not report homes passed for Switzerland’s partner networks.

2	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

3
Fixed-line Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

4
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber (each as defined and described below). A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our June 30, 2017 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

5
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. In Europe, we have approximately 179,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

6
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland over partner networks receive basic video services from the partner networks as opposed to our operations.

7	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

8
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 42,100 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 88,200 subscribers who have requested and received this service.

9
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 32,200 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 112,400 subscribers who have requested and received this service.

10
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At June 30, 2017, Switzerland’s partner networks account for 132,400 Customer Relationships, 290,200 RGUs, 104,500 Enhanced Video Subscribers, 107,700 Internet Subscribers, and 78,000 Telephony Subscribers.

11
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of June 30, 2017, the prepaid mobile subscriber count included the following: Panama (1,599,200), Jamaica (914,900), Belgium (620,100), U.K. (575,500), Bahamas (255,600), Barbados (96,800), Chile (7,100) and twelve remaining CWC geographies (333,100).

12	During the quarter ended June 30, 2017, we discontinued counting customers of Panama's prepaid fixed-line voice service and certain inactive customers of Panama's DTH video service.

13	During the quarter ended June 30, 2017, we discontinued counting certain inactive customers of Jamaica's fixed line and mobile services.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. Due to system limitations, SOHO customers of CWC are not included in our respective RGU and customer counts as of June 30, 2017. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities, including CWC, is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.